EXHIBIT 99.1

ENERGEN CORPORATION

605 Richard Arrington, Jr. Boulevard North

Birmingham, Alabama 35203-2707

Telephone (205) 326-2700

For Release: 4:30 p.m. EDT Wednesday, October 24, 2012	Contacts: Julie S. Ryland 205.326.8421

ENERGEN REPORTS THIRD QUARTER 2012 OPERATING AND FINANCIAL RESULTS

COMPANY ESTIMATES 21% GROWTH IN 2013 OIL AND NGL PRODUCTION

Highlights

•	3rd quarter 2012 oil production jumps 33% year-over-year

•	Estimated 2013 capital investment plans to drill and develop existing properties total approximately $900 million, including some $130 million to test horizontal concepts in Delaware, Midland basins

•	New 3rd Bone Spring wells generate strong initial rates of 600--1,600 BOE/day

•	Wolfcamp test well in Delaware Basin has initial stabilized rate of 735 BOE/day (84% oil); 30-day average is 487 BOE/day (82% oil)

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) announced today that its earnings in the three months ended September 30, 2012, totaled $2.0 million, or $0.03 per diluted share. Excluding non-cash mark-to-market losses on certain financial commodity contracts, Energen’s adjusted net income (a non-GAAP measure) totaled $31.8 million, or $0.44 per diluted share, and compared with 3rd quarter 2011 adjusted net income of $54.5 million, or $0.75 per diluted share.

Non-cash, mark-to-market revenue losses in the 3rd quarter 2012 were $46.8 million ($29.7 million after tax, or $0.41 per diluted share). Non-cash, mark-to-market revenue gains in the same period in 2011 totaled $53.2 million ($33.1 million after tax, or $0.46 per diluted share). [See “Non-GAAP Financial Measures” for more information and reconciliation.]

A 15 percent production increase in the third quarter of 2012 as compared with the same period a year ago was more than offset by significantly lower natural gas and natural gas liquids (NGL) prices, increased depreciation expense (DD&A), and higher lease operating expense (LOE). Realized oil prices in the third quarter were down 2 percent year-over-year, while oil production increased 33 percent.

Consolidated adjusted EBITDA (a non-GAAP measure) totaled $172.0 million and compared with $168.6 million in the prior-year third quarter. Energen’s oil and gas exploration and production company, Energen Resources Corporation, had adjusted EBITDA of $173.6 million in the third quarter of 2012 and $170.1 million in the same period a year ago. [See “Non-GAAP Financial Measures” for more information and reconciliation.]

2013 Capital, Production Outlook

Energen Resources’ preliminary 2013 budget includes capital investment of $875 million to drill and develop its assets in the liquids-rich Permian Basin, including approximately $130 million for horizontal test drilling in the Midland and Delaware sub-basins. An additional $25 million is being allocated primarily for 40 pay-adds in the San Juan Basin. In response to continued low natural gas prices, the company does not plan to invest drilling capital in any of its dry gas basins.

Energen Resources’ preliminary 2013 budget plans include running 16-18 rigs in the Permian Basin. In the Midland sub-basin, the company currently plans to drill approximately 173 net wells; these include 167 net Wolfberry wells and 6 net test wells in the horizontal Wolfcamp and/or Cline plays. Energen Resources plans to continue focusing its Delaware sub-basin efforts in the area it considers core, east of the Pecos River. In 2013 the company expects to drill 35 net wells in this area, including 28 net 3rd Bone Spring wells and 7 net horizontal Wolfcamp wells. Elsewhere in the Permian Basin, Energen Resources plans to drill 89 net wells in its legacy waterflood properties.

Oil and NGL production is estimated to increase 21 percent, with total 2013 production rising 8 percent to 26.5 million barrels of oil equivalents (MMBOE). Liquids are expected to comprise 54 percent of total production in 2013. The vertical Wolfberry and horizontal 3rd Bone Spring programs are expected to drive growth again in 2013 as the company tests horizontal concepts in both the Midland and Delaware basins.

	2013e Capital	2013e Wells		2013e	Production
	($MM)	Gross (Net)		Rig Count	2013e	2012e

Midland Basin	$ 475	185(173)		10	5.9	3.7

Delaware Basin	$ 320	41(35)		5-6	4.7	3.1

Other Permian	$ 80	111(89)	*	1-2	4.5	5.0

San Juan Basin/Other	$ 25	0		0	11.4	12.7

TOTAL	$ 900	337(297)		16-18	26.5	24.5

*	Includes 5 gross (4 net) injector wells

Production (MMBOE)

Commodity	2013e	2012e	Change

Oil	10.8	9.0	20%

NGL	3.5	2.8	25%

Natural Gas	12.2	12.7	(4) %

Total	26.5	24.5	8%

“Given our substantial potential drilling inventory, 2013 is going to be an important and exciting year for Energen as we test several emerging plays and concepts in the Permian Basin that hold significant promise if successful,” said James McManus, chairman and chief executive officer.

“In 2013 we plan to invest some $130 million to test the horizontal Wolfcamp and/or Cline shale potential in the Midland Basin as well as continue exploring the Wolfcamp shale in the Delaware Basin. These results will help frame our pace of development in these plays.

“As we test these emerging plays in 2013, we will continue to develop our successful vertical Wolfberry and horizontal 3rd Bone Spring sands programs. We expect production from these two plays to once again drive substantial, double-digit growth in oil and liquids.

“At 26.5 MMBOE, our 2013 estimated production is at the high end of our early guidance range issued last year and reflects a greater liquids-to-gas mix. We anticipate oil and NGL will comprise 54 percent of total production next year.

“As we have transitioned the company to become a major liquids-focused player in the Permian Basin, our 2013 production is expected to show that we have more than doubled our oil and NGL production from 2010 levels – from 7 MMBOE to 14.3 MMBOE.”

Energen’s guidance range for 2013 consolidated after-tax cash flows is $945-$975 million. Energen Resources’ after-tax cash flows are estimated to be $845-$875 million, with approximately $100 million generated by Alagasco’s utility operations.

Energen Resources’ estimated exploration and production expenses per BOE in 2013 are:

Lease Operating Expense

Base, marketing, and transportation	$10.04

Production taxes	$2.61

DD&A expense	$18.15

General & Administrative expense, net	$3.09

Interest expense	$2.34

Unidentified Exploration Expense	$1.89

Approximately 69 percent of the company’s total estimated production in 2013 is hedged, including 82 percent of estimated oil production, 30 percent of estimated NGL production, and 68 percent of estimated natural gas. Assumed prices applicable to Energen’s unhedged volumes are $90.00 per barrel of oil, $0.89 per gallon of NGL, and $4.00 per Mcf of natural gas.

Average realized oil and gas prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; and average realized NGL prices will be net of transportation and fractionation fees. In the Permian Basin, Energen Resources has hedged various volumes of the sour oil to sweet oil differential (WTS Midland to WTI Cushing) as well as the WTI Midland to WTI Cushing differential. The company also has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price.

The company’s current hedge position for 2013 is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEX Price

Oil	8.9 MMBO	10.8 MMBO	82%	$ 90.95 per barrel

NGL	44.5 MMgal	147.0 MMgal	30%	$ 1.02 per gallon

Natural Gas	50.0 Bcf	73.2 Bcf	68%	$ 4.64 per Mcf*

*

Basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed San Juan and Permian basis differentials of $0.15 per Mcf.

Energen Resources has hedged the WTS Midland to WTI Cushing differential for 3.6 million barrels of oil production at an average price of $3.03 per barrel and the WTI Midland to WTI Cushing differential for 2.8 million barrels at an average price of $1.01 per barrel. Energen’s 2013 guidance includes assumed prices applicable to Energen Resources’ unhedged oil basis differentials; these are $2.00 per barrel (sour to sweet) and $1.00 per barrel (Midland to Cushing). Energen estimates that 65 percent of its oil production in 2013 will be sweet.

Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

Alabama Gas Corporation (Alagasco), the company’s utility subsidiary, has the opportunity to earn a return on average equity that is estimated to be approximately $375-$380 million in 2013. Alagasco is expected to invest approximately $75 million of capital in 2013 for normal distribution and support system needs and technology-related projects designed to improve customer service.

Continued Strong Performance in 3rd Bone Spring Program

Energen Resources’ 3rd Bone Spring program continued to generate strong results in the third quarter. The company is developing its core acreage position in the Delaware Basin, east of the Pecos River in Ward, Winkler, and Loving counties in west Texas. During the quarter, Energen Resources drilled 8 gross (8 net) 3rd Bone Spring wells.

Twelve gross (12 net) wells were tested during the quarter at initial stabilized rates ranging from 622 BOE per day (61% oil) to 1,593 BOE per day (77% oil). The average initial stabilized rate was 954 BOE per day (70% oil). The 30-day average production rate of 9 wells tested was 639 BOE per day (67% oil).

Through the first nine months of 2012, Energen Resources drilled 32 gross (30 net) wells, including one dry hole. The average initial stabilized rate of the 28 gross (26 net) wells tested was 1,040 BOE per day (70% oil). The 25 wells with sufficient production history generated a 30-day average rate of 687 BOE per day (68% oil).

Energen Resources’ plans call for drilling 43 gross (41 net) horizontal 3rd Bone Spring wells on its core acreage this year; two previously planned 3rd Bone Spring wells are being converted to Wolfcamp shale test wells. The company’s targeted cost to drill and complete a well in the 3rd Bone Spring play for the remainder of this year is $6.9 million. This cost reflects 4,400-foot lateral lengths and 10-11 frac stages.

On the east side of the Pecos River, the company’s core holdings total approximately 30,000 net acres, of which 11,500 remain undeveloped. Energen Resources estimates that it has approximately 72 potential locations remaining to be drilled on 160-acre spacing in this core area.

Wolfcamp Testing Under Way in Delaware Basin

Energen Resources will test the horizontal Wolfcamp shale potential east of the Pecos River in 2012 with 5 test wells. Successful results from these wells could help prove up the Wolfcamp potential in this region and add substantially to the company’s drilling inventory in the Delaware Basin.

Energen Resources’ first horizontal Wolfcamp test well has been completed and tested. The University 36-20 #1H was drilled in Winkler County and generated an initial stabilized rate of 735 BOEPD (84% oil) and a 30-day average rate of 487 BOEPD (83% oil). “These early rates are certainly encouraging,” McManus said, “but production has since declined more rapidly than expected. We are very excited about completing and testing our other four horizontal Wolfcamp test wells in 2012. And as we learn more about the Wolfcamp shale in the Delaware Basin and determine our horizontal targets, we will be in a much better position to understand the Wolfcamp’s full potential east of the Pecos River.”

Energen Resources also has a 50 percent working interest in the BHP-operated State C19-15 #2, which had been shut-in for tubing installation but was recently placed on production. This Reeves County well located near the Pecos River produced at a 30-day average rate of 316 BOE per day (62% oil). Prior to shut-in, the well had a flow-back rate of 600-650 BOE per day (60% oil).

Vertical Wolfberry Wells in Midland Basin Performing to Expectations

Energen Resources’ vertical Wolfberry program in the Midland Basin continues to meet expectations. Through September 30, 2012, Energen Resources drilled and completed 135 gross (130 net) Wolfberry wells. The average initial stabilized rate of these wells was 84 BOE per day (73% oil); the average 30-day rate was 69 BOE per day (76% oil).

Energen Resources plans to utilize 8-10 rigs to drill a total of 179 gross (167 net) wells with 6-8 frac stages in 2012 at an estimated drill-and-complete cost of $2.3 million per well.

Energen Resources has approximately 60,000 net acres in the Midland Basin that are prospective for the vertical Wolfberry play; approximately 32,000 net acres remain undeveloped. Based on 40-acre spacing, Energen Resources estimates that it has 800 potential locations remaining to be drilled; 20-acre downspacing could add another 665 locations.

2012 Production, Capital, and Other Guidance

Energen today narrowed its guidance range for 2012 after-tax cash flows to $805-$820 million on a consolidated basis, with Energen Resources’ estimated after-tax cash flows ranging from $700-$715 million in 2012. Energen Resources reaffirmed its estimated 2012 production of 24.5 MMBOE.

Consolidated capital investment in 2012 is estimated to be approximately $1.4 billion, including $1.2 billion of non-acquisition, oil and gas exploration and production capital, $0.1 billion for the year-to-date acquisition of proved properties and unproved leasehold, and $70 million of utility capital spending. Relative to the prior estimate for drilling and development capital of just over $1.0 billion, the company’s current capital estimate reflects additional investment in the Permian Basin for a variety of items including revised project plans, additional salt water disposal wells, increased costs, increased non-operated activity, and timing.

Estimated 2012 Production and Capital (excluding acquisitions)

Area	Production (MMBOE)	Capital ($MM)

Permian Basin - Midland

Wolfberry	3.7	$ 490

Permian Basin - Delaware

3rd Bone Spring	3.1	$ 415

Wolfcamp	--	$ 70

Waterflood/Conventional*	5.0	$ 150

San Juan Basin/Other	12.7	$ 50

* Includes producers and injections

Production (MMBOE)

Commodity	2012e	2011	Change

Oil	9.0	6.3	43%

NGL	2.8	2.2	27%

Natural Gas	12.7	12.0	6%

Total	24.5	20.5	20%

Energen’s estimated exploration and production expenses per BOE in 2012 are:

Lease Operating Expense

Base, marketing, and transportation	$9.61

Production taxes	$2.35

DD&A expense*	$15.72

General & Administrative expense, net	$2.85

Interest expense	$2.12

*   Excludes the non-cash impairment of East Texas natural gas properties in the first quarter of 2012

Approximately 70 percent of the company’s total estimated production for the remainder of 2012 is hedged. Assumed prices applicable to Energen’s unhedged oil, natural gas, and NGL volumes for the remainder of the year are $91.00 per barrel, $3.60 per Mcf, and $0.90 per gallon, respectively.

Average realized oil and gas prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; and average realized NGL prices will be net of transportation and fractionation fees. In the Permian Basin, Energen Resources has hedged various volumes of the sour oil to sweet oil differential (WTS Midland to WTI Cushing). The company also has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price.

Energen Resources’ hedge position for the remainder of 2012 is as follows:

Commodity	Hedge Volumes	Estimated Production	Hedge %	NYMEX Price

Oil	1.9 MMBO	2.6 MMBO	72%	$ 88.51

NGL	15.3 MMgal	38.6 MMgal	40%	$ 0.99

Natural Gas	14.5 Bcf	18.9 Bcf	77%	$ 4.20*

NOTE: Reflects known actual

*

Basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed San Juan and Permian basis differentials of $0.15 per Mcf.

For the remainder of the year, Energen Resources has hedged the WTS Midland to WTI Cushing differential for 0.8 million barrels of oil at an average price of $2.95 per barrel. Energen’s guidance includes assumed prices applicable to Energen Resources’ unhedged sour oil basis differential of $2.50 per barrel. Energen estimates that 60 percent of its oil production for the remainder of 2012 will be sweet.

Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

Alabama Gas Corporation (Alagasco), the company’s utility subsidiary, has the opportunity to earn a return on average equity that is estimated to be approximately $360 million in 2012.

THIRD QUARTER FINANCIAL RESULTS BY BUSINESS

EXPLORATION & PRODUCTION

Excluding the non-cash mark-to-market losses on certain financial commodity contracts, Energen Resources’ adjusted net income (a non-GAAP measure) totaled $42.1 million in the third quarter of 2012 as compared with $63.7 million in the same period a year ago. [See “Non-GAAP Financial Measures” for explanation and reconciliation.] Energen Resources’ production increased 15 percent year-over-year, including a 33 percent increase in oil production. The unit’s decrease in net income over the prior-year quarter was driven largely by significantly lower natural gas and NGL prices, increased DD&A expense, and higher LOE.

Average Realized Sales Prices

Commodity	3Q12	3Q11	Change
Oil (per barrel)	$82.74	$84.56	(2.1)%

NGL (per gallon)	$0.78	$1.00	(22.6)%

Natural Gas (per Mcf)	$3.80	$5.43	(30.0)%

Production
Commodity	3Q12	3Q11	Change
Oil (MBO)	2,279	1,709	33.4%

NGL (MMgal)	25.2	24.3	3.7%

Natural Gas (Bcf)	18.9	17.8	6.2%

Total (MBOE)	6,026	5,253	14.7%

Production by Area (MBOE)
Area	3Q12	3Q11	Change
Permian Basin	2,812	2,127	32.2%

San Juan Basin	2,483	2,370	4.8%

Other	731	756	(3.3)%

Permian Basin production in the third quarter of 2012 increased year-over-year by 32 percent largely due to the company’s 2011 Wolfberry acquisitions and associated development and increased 3rd Bone Spring development in the Delaware Basin. Slight volumetric increases in production in the company’s natural gas regions reflected the company’s capital investment focus in its Permian Basin oil properties.

Total LOE per unit in the third quarter of 2012 decreased approximately 2 percent from the same period last year to $12.92 per BOE. Base LOE and marketing and transportation expenses increased approximately 2 percent to $10.58 per BOE, while commodity price-driven production taxes declined approximately 15 percent on a per-unit basis.

DD&A expense per unit in the third quarter of 2012 increased approximately 31 percent from the same period last year to $15.38 per BOE; this increase generally reflects year-over-year increases in development costs and production.

Per-unit net G&A expense increased approximately 11 percent in the third quarter of 2012 to $2.82 per BOE primarily due to performance-based compensation.

ALAGASCO

Energen’s natural gas utility generated a net loss of $10.0 million in the third quarter of 2012 as compared with a similar net loss of $9.1 million in the same period last year.

YTD FINANCIAL RESULTS

CONSOLIDATED

In the first nine months of 2012, Energen’s net income totaled $190.7 million, or $2.64 per diluted share. Excluding non-cash items, adjusted net income (a non-GAAP measure) totaled $182.2 million, or $2.52 per diluted share, and compared with prior-year adjusted results of $212.0 million, or $2.93 per diluted share. Non-cash items in the current year-to-date period were mark-to-market revenue gains on certain financial commodity contracts of $34.0 million ($22.0 million after tax, or 30 cents per diluted share) and a commodity price-related write-down of natural gas properties in East Texas of $21.5 million ($13.4 million after tax, or 19 cents per diluted share). Mark-to-market revenue gains in the same period a year ago totaled $53.2 million ($33.1 million after tax, or 46 cents per diluted share). [See “Non-GAAP Financial Measures” for explanation and reconciliation.]

Consolidated adjusted EBITDA (a non-GAAP measure) totaled $636.0 million in the year-to-date period ended September 30, 2012, and compared with $563.2 million in same period last year. Energen Resources’ adjusted year-to-date 2012 EBITDA totaled $533.3 million and compared with $468.4 million through the first nine months of 2011. See “Non-GAAP Financial Measures” for more information and reconciliation.

EXPLORATION & PRODUCTION

Excluding non-cash items, Energen Resources’ adjusted year-to-date net income totaled $145.0 million in 2012 as compared with $176.5 million in the same period in 2011. Energen Resources’ production increased 19 percent year-over-year, including a 41 percent increase in oil production; the average realized sales price for oil increased 5 percent. Energen Resources’ decreased net income relative to the same period last year was driven largely by lower natural gas and NGL prices, increased DD&A expense, and higher LOE.

Average Realized Sales Prices, January-September

Commodity	YTD12	YTD11	Change

Oil (per barrel)	$ 84.48	$ 80.17	5.4%

NGL (per gallon)	$ 0.80	$ 0.95	(15.8) %

Natural Gas (per Mcf)	$ 3.76	$ 5.49	(31.5) %

Production, January-September

Commodity	YTD12	YTD11	Change

Oil (MBO)	6,427	4,574	40.5%

NGL (MMgal)	79.0	66.6	18.6%

Natural Gas (Bcf)	57.3	52.9	8.3%

Total (MBOE)	17,850	14,978	19.2%

Production by Area, January-September (MBOE)

Area	YTD12	YTD11	Change

Permian Basin	8,116	5,599	45.0%

San Juan Basin	7,475	7,142	4.7%

Other	2,259	2,237	1.0%

Permian Basin production in the first nine months of 2012 increased year-over-year by 45 percent largely due to the company’s 2011 Wolfberry acquisitions and associated development and increased 3rd Bone Spring development in the Delaware Basin. Slight volumetric increases in production in the company’s natural gas regions reflected the company’s capital investment focus in its Permian Basin oil properties.

Total LOE per unit in the first nine months of 2012 decreased approximately 4 percent from the same period last year to $12.36 per BOE. Base LOE and marketing and transportation expenses declined slightly to $10.04 per BOE, and commodity price-driven production taxes declined approximately 15 percent on a per-unit basis.

DD&A expense per unit in the first nine months of 2012 increased 34 percent from the same period last year to 14.92 per BOE; this increase generally reflected year-over-year increases in development costs and production.

Per-unit net G&A expense in the first nine months decreased approximately 8 percent year-over-year to $2.90 per BOE primarily due to performance-based compensation.

ALAGASCO

Alagasco generated net income of $37.2 million in the first nine months of 2012; the $1.9 million increase from the same period last year reflects the utility’s ability to earn on a higher level of equity representing investment in utility plant. Alagasco earned within its allowed range of return on average equity in the rate year, which ended September 30.

ENERGEN MAINTAINS STRONG HEDGE POSITIONS THROUGH 2014

Energen Resources has hedges in place through 2014 to help protect its future cash flows from commodity

Energen Resources’ 2014 hedges are as follows:

Commodity	Hedge Volumes	NYMEX Price

Oil	9.8 MMBO	$ 92.64 per barrel

Natural Gas	46.1 Bcf	$ 4.61 per Mcf*

*

Basin-specific contract prices for natural gas have been converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed San Juan and Permian basis differentials of $0.16 per Mcf and $0.14, respectively.

Average realized oil and gas prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials; and average realized NGL prices will be net of transportation and fractionation fees. The company has basin-specific natural gas contracts whereby Energen Resources will receive the contracted hedge price.

Gains and losses from the change in fair value of derivative instruments that do not qualify for cash flow hedge accounting are reported in operating revenues each applicable reporting period and, therefore, can cause non-cash earnings volatility.

CONFERENCE CALL

Energen will hold its quarterly conference call Thursday, October 25, at 11:00 a.m. EDT. Members of the investment community may participate by calling 1-866-901-2585. A live audio Webcast of the program as well as a replay may be accessed through Energen’s Web site, www.energen.com.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 950 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.